UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

December 30, 2010

ENSERVCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

830 Tenderfoot Hill Road, Suite 310
Colorado Springs, CO 80906
Address of principal executive offices

719-867-9911
Telephone number, including
Area code

Aspen Exploration Corporation
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 30, 2010 Enservco Corporation (formerly Aspen Exploration Corporation) filed its second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.  The Second Amended and Restated Certificate of Incorporation became effective immediately upon filing.  Upon filing the Second Amended and Restated Certificate of Incorporation the company’s name was changed under Delaware law to Enservco Corporation (the “Company”).

In addition to changing the Company’s name to Enservco Corporation, the Second Amended and Restated Certificate of Incorporation amended several provisions of the Company’s Certificate of Incorporation.  Among the amendments effected in the Second Amended and Restated Certificate of Incorporation were:

▪
An increase to the Company’s authorized capital to 110,000,000 shares, comprised of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.005 per share.

▪	The elimination of the provision by which directors were formerly classified into three classes.

▪
The addition of provisions intended to more accurately define the limitations of liability as provided in Section 102(b)(7) of the General Corporation Law of Delaware, as well as to add provisions regarding indemnification and the advancement of expenses.

▪	Other conforming and/or non-substantive amendments to the Certificate of Incorporation.

Each of the amendments contained in the Second Amended and Restated Certificate of Incorporation, as well as the forms and terms of the Second Amended and Restated Certificate of Incorporation, were approved by stockholders holding approximately 73.5% of the Company’s outstanding stock.  A copy of the Second Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.07                      Submission of Matters to a Vote of Security Holders

On or about October 20, 2010 the Company’s Board of Directors solicited consent from its stockholders to:

▪	Approve various amendments to the Company’s Certificate of Incorporation as well as the terms and provisions of the Company’s Second Amended and Restated Certificate of Incorporation;

▪	Approve the change of the Company’s fiscal year to the calendar year for all purposes (including tax and financial reporting); and

▪	Approve the adoption of the Company’s 2010 Stock Incentive Plan (the “Plan”).

Each of the corporate actions for which the Company sought stockholder consent are referred to in this Current Report as the “Stockholder Actions.”  The Stockholder Actions were further described in a Definitive Information Statement on Schedule 14C filed by the Company with the Securities and Exchange Commission on November 3, 2010, and made available to the Company’s stockholders on or about November 16, 2010.

Because the Company made the Information Statement available to its stockholders through the Internet (as permitted by Rule 14a-16(a), and as opposed to printing and mailing copies to all stockholders of record), and notified its stockholders of its availability on or about November 16, 2010, none of the actions approved the Company’s stockholders could be effective until on or after December 26, 2010.  As noted above, the amendments to the Company’s Certificate of Incorporation did not become effective until December 30, 2010, and the effective date of all of the Stockholder Actions was deemed to have occurred on that date.

In total the holders of 16,038,420 shares of the Company’s common stock, or approximately 73.5% of the Company’s outstanding common stock, delivered written consent to the Company approving each of the Stockholder Actions.  No stockholders informed the Company in writing (or otherwise) that they opposed any of the Stockholder Actions.

The adoption of the Plan was previously described in the Company’s Current Report on Form 8-K dated July 27, 2010 (as well as in subsequent reports), and was not contingent upon the receipt of stockholder approval.  Instead, stockholder approval was sought in part to permit certain options granted under the Plan to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code.  Further, the change in the Company’s fiscal year for accounting purposes was caused by the closing of a strategic transaction on July 27, 2010, and the change was initially reported in the Company’s Current Report on Form 8-K dated July 27, 2010.

Item 8.01                      Other Events

On January 4, 2011 the Financial Industry Regulatory Authority assigned the Company’s common stock a new trading symbol, “ENSV”.  The new trading symbol was assigned to the Company as a result of change of the Company’s name to Enservco Corporation.  The new trading symbol does not alter or affect the legal rights of the Company’s stockholders.

On January 4, 2011 the Company disseminated a news release entitled “Enservco Corporation’s Stock Symbol Changed to ‘ENSV’”.  A copy of the news release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

3.1	Second Amended and Restated Certificate of Incorporation. Filed herewith.
99.1	News Release dated January 4, 2011. Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of January 2011.

Enservco Corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, Chief Financial Officer